14

                    CAVION TECHNOLOGIES, INC.

                  AGREEMENT AMONG UNDERWRITERS


                                      ---------------------, 1999


NEIDIGER, TUCKER, BRUNER, INC.
As Representative of the Several Underwriters
300 Plaza Level
1675 Larimer Street
Denver, Colorado 80202

Gentlemen:

     We confirm our agreement among you, the undersigned and the other prospective Underwriters named in Schedule I to the Underwriting Agreement with respect to the purchase, severally, from Cavion Technologies, Inc., a Colorado corporation (the "Company"), of an aggregate of 1,200,000 shares (the "Firm Shares") of the Company's common stock, $.0001 par value per share (the "Common Stock"). In addition, the Company has granted to the Underwriters an option to purchase from the Company up to an aggregate of 180,000 additional shares of Common Stock (the "Option Shares") for the sole purpose of covering over-allotments in the sale of the Firm Shares upon the terms and conditions stated in the Underwriting Agreement. Unless otherwise defined herein, capitalized terms in this Agreement shall have the meanings given to such terms in the Underwriting Agreement. We agree in accordance with the terms hereof and the Underwriting Agreement to purchase the number of Firm Shares set forth opposite our names in Schedule I to the Underwriting Agreement and to purchase Option Shares in the same proportion as the number of our Firm Shares is to the 1,200,000 shares of Common Stock. The Firm Shares and any Option Shares purchased under the Underwriting Agreement are hereinafter sometimes collectively called the "Securities."

     We confirm that our net capital and ratio of aggregate indebtedness to net capital are such that we may, in accordance with and pursuant to Rule 15c3-1, promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "1934 Act") and agree to purchase the number of Securities set forth opposite our names in Schedule I to the Underwriting Agreement (together with any increase in such number provided for herein or in the Underwriting Agreement).

     We are familiar with Rule 15c2-8 promulgated by the Commission under the 1934 Act relating to the distribution of preliminary and final prospectuses and confirm that we have complied and will comply therewith. You hereby confirm that you will make available to each Underwriter, from time to time, such number of copies of the Preliminary Prospectus and Prospectus (as amended or supplemented) as such underwriter may reasonably request for the purposes contemplated by the Securities Act of 1933, as amended (the "1933 Act") or the 1934 Act, or the applicable rules and regulations of the Commission thereunder.

     SECTION 1.  AUTHORITY OF THE REPRESENTATIVE.   We authorize
you, as our Representative, (a) to execute and deliver the Underwriting Agreement on our behalf in substantially the form annexed hereto as Exhibit A, with such changes as in your judgment are advisable or appropriate, including but not limited to increases or decreases in the number of Securities to be purchased hereunder, and changes in those who are to be Underwriters and in the respective number of Securities to be purchased by them (but not any increase in the number of Securities to be purchased by us except with our consent or as provided in this Agreement and the Underwriting Agreement), (b) to exercise all the authority and discretion vested in the Underwriters and in you by the provisions of the Underwriting Agreement and (c) to take such other action as you deem advisable or appropriate in connection with the performance of this Agreement and the Underwriting Agreement and the purchase, carrying, sale and distribution of the Securities, except that, without the consent of a majority in interest of the Underwriters (including yourselves), you shall not consent to any extension of more than 24 hours of the time provided in Section 9(x) of the form of Underwriting Agreement within which the Registration Statement shall have become effective.

     SECTION 2. SALE TO THE PUBLIC.   It is expected that the
sale of the Securities to the public will commence as soon in your judgment as advisable after the Registration Statement has become effective. We will not sell any Securities until they are released by you for that purpose.

     The initial public advertisement will appear on such date and will include the name of such of the Underwriters as you may determine. Thereafter any Underwriter may advertise at its own risk and expense.

     SECTION 3. OFFERING TO SELECTED DEALERS AND OTHERS.   We
authorize you, for our account, to reserve and offer for sale and sell such number of Securities to be purchased by us as you shall determine to dealers (the "Selected Dealers"), among whom any of the Underwriters may be included, who shall be members of the National Association of Securities Dealers, Inc. ("NASD"), or foreign dealers who are not eligible for membership in the NASD and which foreign dealers agree to make no sales of the Securities within the United States, its territories or its possessions or to persons who are nationals thereof or residents therein and, in making such sales, to comply with the requirements of the Conduct Rules of the NASD (including Rules 2730, 2740, and 2750, and Rule 2420 as that Rule applies to non-member foreign dealers) and the Interpretation of the Board of Governors of the NASD with respect to Free-riding and Withholding. Such offering may be made under a Selected Dealer Agreement substantially in the form attached hereto (the "Selected Dealer Agreement") or otherwise. The price to Selected Dealers shall be the public offering price less a concession to be determined by you of not in excess of 50% of the difference between the initial public offering price of the Securities and the purchase price to be paid by the Underwriters for the Securities. We also authorize you, for our account, to reserve and offer for sale and sell Securities to be purchased by us, at the public offering price, to institutions or other retail purchasers other than Selected Dealers. Such reservations and sales to others shall be as nearly as practicable in proportion to our underwriting obligation, unless you agree to a smaller proportion at our request. At or before the time of the public offering you will advise us of the number of Securities to be purchased by us which have not been reserved for sale as provided in this Section.

     Sales to Selected Dealers shall be made as nearly as practicable in the ratio which the number of Securities reserved for our account bears to the aggregate number of Securities reserved for the account of all Underwriters, as evaluated from day to day. You may deliver to any of the Underwriters from time to time, (i) for earning purposes, or (ii) for sale by such Underwriter, any of the Securities then reserved for offering and sale to, but not purchased and paid for by, Selected Dealers or others as above provided; but to the extent that Securities are so delivered for sale by such Underwriter, the number of Securities then reserved for the account of such Underwriter shall be correspondingly reduced. Securities delivered for carrying purposes only must be redelivered to you upon your demand

     We will repurchase any Securities sold by us, except through you, which shall be contracted for or purchased by you in the open market during the life of this Agreement or within seven days after the termination thereof, on demand, at a price equal to the cost of such purchase plus tax on redelivery and commission, if any. In lieu thereof you may, in your discretion,
(i) sell the same for our account at such prices and upon such terms and to such persons, including any of the other Underwriters, as you may determine, charging the amount of any loss and expense or crediting the amount of any profit, less any expense, resulting from such sale, to our account, or (ii) charge our account with an amount not in excess of the concession to Selected Dealers on such Securities, plus commissions and taxes paid in connection with such purchase.

     Each Underwriter agrees that if any such offering is made pursuant to a Selected Dealer Agreement, it will be governed by the terms and provisions thereof.

     SECTION 4. PAYMENT AND DELIVERY; SETTLEMENT OF ACCOUNT.   On
or before the close of business, Denver time, on the last Business Day prior to the Firm Closing Date and the Option Closing Date, if any, referred to in the Underwriting Agreement or on such other date as you may advise, we will deliver to NTB's offices at 300 Plaza Level, 1675 Larimer Street, Denver, Colorado 80202, a certified or official bank check in Denver Clearing House funds to your order for an amount equal to the initial public offering price less the selling concession in respect of the number of Securities which we have agreed to purchase pursuant to the Underwriting Agreement. We authorize you for our account to make payment of the purchase price of the Securities which we have agreed to purchase against delivery to you of such Securities, and the difference between the purchase price of the Securities which we have agreed to purchase and an amount equal to the initial public offering price less the selling concession in respect of the number of Securities which we have agreed to purchase shall be credited to our account. You may, in your discretion, make payment of the purchase price on our behalf and, if we are a member of, or clear through a member of, the Depository Trust Company ("DTC") you may, in your discretion, deliver our Securities through the facilities of DTC. You may, in your discretion, make such payment on our behalf with your own funds, in which event we will reimburse you upon demand. Any such payment by you shall not relieve us from any of our obligations hereunder or under the Underwriting Agreement. Delivery of the Securities reserved by us for direct sale will be made by you as soon as practicable following the Time of Delivery.

     Upon receiving payment for Securities reserved for Selected Dealers and others as provided in Section 3 hereof, you are to remit an amount equal to the amount paid by us to you in respect of such Securities and credit or charge our account with the difference, if any, between such amount and the price at which such Securities were sold.

     SECTION 5. COMPENSATION TO THE REPRESENTATIVE.   As
compensation for your services in connection with the underwriting and the managing of the offering, each Underwriter agrees to pay you an amount to be determined by you for each of the Securities which it agrees to purchase pursuant to the Underwriting Agreement, and authorizes you to charge its account with such amount.

     SECTION 6. AUTHORITY OF THE REPRESENTATIVE TO BORROW.   You
are herein authorized in your discretion to advance your own funds for our account, charging current interest rates, or to arrange loans for our account or the account of one or more of the Underwriters, severally and not jointly, to execute and deliver any notes or other instruments in connection therewith and to pledge all or any part of the Securities which such Underwriter or Underwriters shall have become obligated to purchase under any of the terms of this Agreement or of the Underwriting Agreement as security therefor. Any lender is hereby authorized to accept your instructions as to the disposition of the proceeds of any such loans. Each Underwriter will be reimbursed or credited with the proceeds of loans made for its account. You may deliver to us from time to time, for carrying purposes only, any of our Securities held by you. We will redeliver to you on demand any Securities as delivered to us for carrying purposes.

     SECTION 7. TRADING AMONG UNDERWRITERS AND SELECTED DEALERS. You may purchase Securities from, or sell Securities to, any of the Selected Dealers or any of the Underwriters at the public offering price thereof less a concession no greater than the concession allowed to Selected Dealers. The Underwriters and the Selected Dealers may, with your consent, purchase Securities from and sell Securities to each other at the public offering price less a concession no greater than the concession allowed to Selected Dealers.

     SECTION 8. STABILIZATION.   In order to facilitate the
distribution of the Securities, you may, for the account of each Underwriter, during the life of this Agreement, make purchases and sales of the Securities, in the open market or otherwise, for long or short account, at such prices, in such amounts and in such manner as you may determine, and, in arranging for sales to Selected Dealers or others, may over-allot, and either before or after the termination of this Agreement you may cover any short position incurred pursuant to this Section; provided that at the close of business on any day the net commitment of each Underwriter, either for long or short account, resulting from such purchases or sales shall not exceed 15% of the aggregate number of Securities which such Underwriter has agreed to purchase pursuant to the Underwriting Agreement, except that such percentage may be increased with the approval of a majority in interest of the Underwriters. Such purchases and sales including over-allotments shall be made for the accounts of the Underwriters as nearly as practicable in proportion to their respective underwriting obligations. Each Underwriter agrees to take up at cost on demand any Securities of the Company so purchased for its account and to deliver to you on demand any Securities of the Company so sold for its account, and to pay to you on demand the amount of any losses or expenses incurred for its account pursuant to this Section. In the event of default by one or more Underwriters in respect of their obligations under this Section, each nondefaulting underwriter shall assume its proportionate share of the obligations of such defaulting Underwriter without relieving such defaulting Underwriter of its liability hereunder. Each Underwriter agrees that during the life of this Agreement or such shorter period as you may determine it will not bid for or purchase for any account in which it has a beneficial interest any of the Securities or attempt to induce any person to purchase any Securities of the Company; provided, however, that the foregoing shall not prohibit
(i) offers to sell or the solicitation of offers to buy Securities to be acquired by an Underwriter pursuant to the Underwriting Agreement, (ii) brokerage transactions not involving solicitation of customers' orders, and (iii) transactions with your written consent or otherwise permitted under this Agreement.

     Each Underwriter agrees that at any time or times prior to the termination of this Agreement it will, upon your request, report to you the number of Securities purchased by it and not reserved for offering to Selected Dealers and others, as herein provided, which remains unsold and will upon your request, at such time or times, deliver to you for its account or sell to you for the account of one or more of the Underwriters, such number of unsold Securities as you may designate at the public offering price thereof less an amount to be determined by you not in excess of the concession allowed to Selected Dealers.

     If you effect any stabilizing purchase pursuant to this Section, you will promptly notify us of the date and time when the first stabilizing purchase was effected and the date and time when stabilizing was terminated. You will file with the Commission such reports of purchases, sales and transfers made for the account of the Underwriters pursuant to this Section as are required to be filed by you "as manager" pursuant to Rule 17a-2 under the 1934 Act. We will furnish to you, not later than five business days following the date on which stabilizing was terminated, a signed original report "not as manager" as required by said Rule 17a-2, which you shall cause to be filed with the Commission on our behalf.

     SECTION 9. ALLOCATION OF EXPENSES.   The accounts of the
Underwriters shall be charged with all transfer taxes on sales and other transfers for their respective accounts, and, in proportion to their respective underwriting obligations, with all expenses incurred by you or with your approval in connection with the Underwriting Agreement and this Agreement and the purchase, carrying, sale and distribution of the Securities. Your determination of the amount of such expenses and the allocation thereof as among the Underwriters shall be final and conclusive.

     Funds of the Underwriters at any time in your hands may be held in your general funds without accountability for interest. You may in your discretion at any time make partial distribution of credit balances of the Underwriters and may at any time call on the Underwriters to pay their respective debit balances.

     SECTION 10. BLUE SKY QUALIFICATIONS.   Upon application, you
will inform any of the Underwriters as to the jurisdictions in which it is believed that the Securities are qualified for sale under, or are exempt from the requirements of, the respective securities laws of such jurisdictions; but you, individually or as Representative, assume no obligation or responsibility as to the right of any Underwriter to sell Securities in any jurisdiction.

     SECTION 11. MEMBERSHIP IN NATIONAL ASSOCIATION OF SECURITIES DEALERS. INC.; FOREIGN DEALERS. We understand that you are a member in good standing of the NASD. We hereby confirm that we are actually engaged in the investment banking or securities business and that we are a member in good standing of the NASD and agree to comply with all applicable rules of the NASD, including, without limitation, the Interpretation of the Board of Governors of the NASD with respect to Free-Riding and Withholding (IM-2110-1) and Rule 2740 of the Conduct Rules or, if we are not such a member, we are a foreign dealer who is not eligible for membership in the NASD (a) who hereby agrees to make no sales within the United States, its territories or its possessions (except that we may participate in Selected Dealer Sales) or to persons who are nationals thereof or residents therein, and, in making such sales, to comply with the Interpretation with respect to Free-Riding and Withholding, and Rules 2730, 2740 and 2750 of the Conduct Rules as if we were an NASD member and Rule 2420 of the Conduct Rules as it applies to a non-member broker or dealer in a foreign country, and (b) who in connection with sales and offers to sell the Securities made by us outside the United States, (i) will either furnish to each person to whom any such sale or offer to sell is made a copy of the then current preliminary prospectus or the Prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto), as the case may be, or inform such person that such preliminary prospectus or the Prospectus will be available upon request, and (ii) will furnish to each person to whom any such sale or offer to sell is made such prospectus, advertisement or other offering document containing information relating to the Securities as may be required under the laws of the jurisdiction in which such sale or offer to sell is made. Any prospectus, advertisement or other offering document furnished by us to any person in accordance with clause (b)(ii) of the preceding sentence, and any such additional offering material as we may furnish to any person, (i) shall comply in all respects with the laws of the jurisdiction in which it is so furnished, (ii) shall be prepared and so furnished at our sole risk and expense, and (iii) shall not contain information relating to the Securities or the Company which is inconsistent in any respect with the information contained in the then current preliminary prospectus or in the Prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto), as the case may be.

     SECTION 12. TERMINATION OF AGREEMENT.   The provisions of
Sections 2, 3, 6, 7 and 8 of this Agreement shall terminate at the close of business on the thirtieth Business Day after the effective date of the Registration Statement, except as otherwise provided in said Sections or unless expanded or earlier terminated as hereinafter provided. You may terminate such provisions at any time by written or telegraphic notice to us. As soon as practicable after termination of the referenced Sections, you will deliver to us any of our Securities reserved but not sold and our account will be settled and paid, provided that if the aggregate of all reserved and unsold Securities (excluding Option Shares) of all Underwriters does not exceed 10% of the Securities, you are authorized in your discretion to sell such Securities for the account of the several Underwriters at such prices, on such terms and in such manner as you may determine, and provided further that you may reserve from distribution to the several Underwriters such amount as you deem advisable to cover possible additional expenses.

     Notwithstanding any settlement of our accounts, we agree to pay (i) our proportionate share based on our underwriting obligations of all expenses of the Underwriters, including any liability based on the claim that the Underwriters constitute an association, unincorporated business or other separate entity, and of any expenses incurred by you or any other Underwriter with your approval in contesting any such claim or liability, and (ii) any transfer taxes paid after such settlement on account of any sale or transfer for our account.

     You may extend the provisions referred to hereinabove by an additional period or periods not exceeding thirty full business days in the aggregate.

     SECTION 13.  DEFAULT BY UNDERWRITERS.   Default by one or
more Underwriters in respect of their several obligations pursuant hereto or to the Underwriting Agreement shall not release any other Underwriter from its obligations (except as provided in Section 9 of the Underwriting Agreement, or in any way affect the liability of any defaulting Underwriter to the other Underwriters for damages resulting from such default. If one or more Underwriters default under the Underwriting Agreement, you are authorized to increase pro rata with other nondefaulting Underwriters the principal amount of Securities which we shall be obligated to purchase pursuant to the Underwriting Agreement, provided that the aggregate number of all such increases for our account (exclusive of increases by exercise of the right to purchase Option Shares) shall not exceed 10% of our total commitment to purchase the Firm Shares set forth opposite our names in Schedule I to the Underwriting Agreement; and you are further authorized, but shall not be obligated, to arrange for the purchase by other persons, including nondefaulting Underwriters, of the Securities not taken up by such defaulting Underwriters. In the event any such arrangements are made, the respective number of Securities purchased by nondefaulting Underwriters and by any other persons shall be taken as the basis for their underwriting obligations under this Agreement, without relieving any such defaulting Underwriter of its liability therefor.

     SECTION 14.  POSITION OF REPRESENTATIVE.   Except as in this
Agreement otherwise specifically provided, you shall have full authority to take such action as you may deem necessary or advisable in respect of all matters pertaining to the Underwriting Agreement, this Agreement and the purchase, carrying, sale and distribution of the Securities; but you shall be under no liability to us, except for your own want of good faith, for obligations assumed by you in this Agreement and for any liabilities arising under the 1933 Act. No obligations not expressly assumed by you in this Agreement shall be implied hereby or inferred herefrom. Authority with respect to matters to be determined by you or by you and the Company pursuant to the Underwriting Agreement or by you pursuant to this Agreement shall survive the termination of this Agreement.

     Nothing herein contained shall constitute the Underwriters an association, or partners, with you, or with each other, or, except as otherwise provided in this Agreement or in the Underwriting Agreement, render any Underwriter liable for the obligations of any other Underwriter and the rights, obligations and liabilities of each of the Underwriters are several in accordance with their respective obligations and not joint.

     SECTION 15.  INDEMNIFICATION.

     (a) We will indemnify and hold harmless you and each other Underwriter and each person, if any, who controls such Underwriter within the meaning of Section 15 of the 1933 Act to the extent that and upon the terms which each Underwriter agrees to indemnify and hold harmless the Company as set forth in the Underwriting Agreement.

     (b) In the event, at any time, any claim or claims whether alone or together with another claim or claims) shall be asserted against you individually or as a result of your having acted as Representative or against any other Underwriter, or against any person who controls you or such other Underwriter within the meaning of Section 15 of the 1933 Act, or otherwise involving the Underwriters generally, relating to the Registration Statement or any Preliminary Prospectus or the Prospectus, as from time to time amended or supplemented, the public offering of the Securities or any of the transactions contemplated by this Agreement or the Underwriting Agreement, we authorize you to make such investigations, to retain such counsel (including, in your discretion, separate counsel for any Underwriter or group of Underwriters; provided, however, that we may elect to retain, at our expense, our own counsel) and to take such other action as you shall deem necessary or desirable under the circumstances, including settlement of any such claim or claims. We agree to pay to you, on request, at such time or times as you determine, our proportionate share (based upon our underwriting obligation) of all expenses incurred by you, including, but not limited to, the disbursements and fees of counsel so obtained, in investigating, defending against, or negotiating with respect to such claim or claims, and in our proportionate share (based upon our underwriting obligation) of any liability incurred by you, by any such other Underwriter or by any such controlling person in respect to such claim or claims, and in our proportionate share (based upon our underwriting obligation) of any liability incurred by you, by any such other Underwriter or by any such controlling person in respect of such claim or claims, whether such liability shall be the result of a judgment or the result of any such settlement. There shall be credited against any amount paid or payable by us pursuant to this subsection any loss, claim, damage, liability, or expense which is incurred by us as a result of any such claim asserted against us; and if such loss, claim, damage, liability, or expense is incurred by us subsequent to any payment by us pursuant to this subsection, appropriate provision shall be made to effect such credit, by refund or otherwise. If any Underwriter or Underwriters default in its or their obligation to make any payments under this subsection, each nondefaulting Underwriter shall be obligated to pay its proportionate share of all defaulted payments; provided, however, that nothing herein relieves the defaulting Underwriter from liability for its default. In addition, we will cooperate with you and counsel retained by you in investigating, defending against, and/or negotiating with respect to such claim or claims and will make available to you and such counsel all records and documents and appropriate personnel which you or such counsel deem relevant. We understand that the discharge of any obligations that we may have under the provisions of this subsection shall not relieve us of any obligation that we may have under subsection (a) of this Section 15.

     (c) The provisions of this Section 15 and our agreements contained herein shall remain in full force and effect regardless of any investigation made by or on behalf of any Underwriter or controlling person and shall survive the delivery of the Securities and the termination of this Agreement.

     SECTION 16.  NOTICES.   Any notice from you to the
undersigned shall be deemed to have been duly given if mailed, telephoned (excepting a notice pursuant to Section 12 hereof) or sent by facsimile to us at our address appearing in Schedule I to the Underwriting Agreement or in an Underwriter's Questionnaire addressed to us.

     SECTION 17.  GOVERNING LAW.   This Agreement shall be
governed by and construed in accordance with the laws of the State of Colorado without giving any effect to any choice of law or conflict of law provision or rule whether of the State of Colorado or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Colorado. The parties agree to the exclusive jurisdiction of the courts of the State of Colorado or of the United States of America for the District of Colorado and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive, in connection with any action brought by any party hereto relating to this Agreement or to the transactions which are the subject matter hereof.

     SECTION 18.  MISCELLANEOUS.   We understand that, in
consideration of your services in connection with the public offering of the Securities, the Company has agreed with you, individually, and not as Representative of the Underwriters: (a) to sell to you and your designees the Representative's Warrant provided in Section 2 of the Underwriting Agreement; (b) to pay to you a nonaccountable expense allowance of 2% of the total offering proceeds provided in Section 5 of the Underwriting Agreement; (c) to allow you to designate one director or advisor on the Company's Board of Directors for two years after the effective date of the Registration Statement and (d) to pay $48,000, in the aggregate, for services pursuant to a Financial Consulting Agreement provided in Section 4 of the Underwriting Agreement. We confirm to you that we will make no claims to the Representative's Warrant, (or the underlying shares of Common Stock), the nonaccountable expense allowance, the right to designate a director advisor or consulting fees or arrangements. You confirm to us that we shall have no obligation or liability with respect to the purchase of the Representative's Warrant or the exercise thereof, the nonaccountable expense allowance, the right to designate a director advisor, or any consulting services or arrangements.

     SECTION 19.  PURCHASE IN THE OPEN MARKET.   Any Securities
sold by us otherwise than through you which you purchase in the open market at or below the initial public offering price for the account of any Underwriter shall be repurchased by us on demand at the cost of such purchase, plus commissions and taxes on redelivery. Securities delivered on such repurchase need not be the identical certificates so purchased. In lieu of such action, you may in your discretion sell for our account the Securities so purchased and debit or credit our account for the loss or profit resulting from such sale or charge our account with an amount not in excess of the Selected Dealers concession with respect to such Securities.

     SECTION 20.  EXECUTION OF THIS AGREEMENT.   This Agreement
is being executed by and delivered to you in duplicate. Upon your receipt of identical agreements from each of the other Underwriters, please confirm this Agreement and return one copy to us. This Agreement may be signed in any number of counterparts which taken together shall constitute one and the same instrument.

                              Very truly yours,


                              By:-------------------------------
                                 (Attorney-in-fact for each of
                                  the several Underwriters named
                                  in Schedule I of the attached
                                  Underwriting Agreement)

Confirmed as of the date first above written:

NEIDIGER, TUCKER, BRUNER, INC.
   as Representative of the Several Underwriters


By:-------------------------
  Name:
  Title: